State of Delaware
Secretary of State
Division of Corporations
Delivered 06:17 PM 07/10/2020
FILED 06:17 PM 07/10/2020
SR 20206176139 - File Number 7064129

# CERTIFICATE OF AMENDMENT
# OF
# CERTIFICATE OF INCORPORATION

MjLink.com Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of MjLink.com Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH:" so that, as amended said Article shall be and read as follows:

The total number of shares of stock which the Corporation is authorized to issue is One Hundred Fifty Million (150,000,000) shares having a par value of $0.01. The 150,000,000 shares of $0.01 par value capital stock of the Corporation shall be designated as follows:

- 100,000,000 Class A Common Stock Shares
- 25,000,000 Class B Shares
- 25,000,000 Preferred Stock Shares

The issuance of a Class B Common Stock for cash or exchange of other securities, rights or property or other valuable consideration, does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of Class B Common Stock defined in EXHIBIT 1:

The issuance of Preferred Stock for cash or exchange of other securities, rights or property or other valuable consideration, does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of Preferred Stock defined in EXHIBIT 2:

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said MjLink.com Inc. has caused this certificate to be signed by an authorized officer, this 30th day of JUNE, 2020.

BY: ______________________ -Signature

Title: CEO

Name: Ken Tapp -Authorized Officer

EXHIBIT 1.

**CERTIFICATE OF DESIGNATION OF PREFERENCES,**
**RIGHTS AND LIMITATIONS**
**OF**
**CLASS B COMMON STOCK**

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

"Change of Control Transaction" means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 75% of the voting securities of the Corporation, or (b) a replacement at one time or within a one year period of more than one-half of the members of the Corporation's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), or (c) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth above in (a) or (b).

"Common Stock" means the Corporation's common stock, and stock of any other class into which such shares may hereafter have been reclassified or changed.

"Holder" shall have the meaning given such term in Section 2 hereof.

"Person" means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

Section 2. Designation and Amount. The class of common stock shall be designated as Class B Common Shares and the number of shares so designated shall be 25,000,000 shares (which shall not be subject to increase without the consent of the majority of the shares of Class B Common Stock (each, a "Holder" and collectively, the "Holders"). Capitalized terms not otherwise defined herein shall have the meaning given such terms in Section 1 hereof.

Section 3. Voting Rights. Except as otherwise provided herein and as otherwise required by law, each share of the Class B Common Stock shall have one hundred (100) votes on all matters presented to be voted by the holders of Common Stock.

Section 4. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, for each share of Class B Common Stock an amount equal to the determined value per share plus any accrued and unpaid dividends thereon and any other fees or liquidated damages owing thereon; except that Class B Common Stock shall be considered Junior Securities to any Preferred Stock and to the Common Stock, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A Change of Control Transaction shall not be treated as Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder.

Section 5. Conversion. The Class B Common Stock may not be converted to Common Stock, or any other securities, or redeemed by the Corporation except pursuant to the provisions of Paragraph 4.

Section 6. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Corporation. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (Eastern Standard Time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (Eastern Standard Time on any date and earlier than 11:59

p.m. (Eastern Standard Time Eastern Standard Time) on such date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the liquidated damages (if any) on, the shares of Class B Common Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c) Lost or Mutilated Class B Common Stock Certificate. If a Holder's Class B Common Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Class B Common Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in Delaware (the "Delaware Courts"). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such Delaware Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its

attorney's fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

e) Waiver. Any waiver by the Corporation or the Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation. The failure of the Corporation or the Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver must be in writing.

f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

RESOLVED, FURTHER, that the Chairman, the Chief Executive Officer, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 30th day of June 2020

____________________________________

Ken Tapp, Chief Executive Officer

EXHIBIT 2

**CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES AND PRIVILEGES OF PREFERRED STOCK OF MLINK.COM, INC.**

Pursuant to Section 151(g) and Section 103 of the General Corporation Law of the State of Delaware, I, Ken Tapp, Chief Executive Officer of MjLink.com, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

That pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors hereby adopts the following resolution creating the rights and preferences of the Preferred Stock:

"RESOLVED: that pursuant to the authority vested in the Board of Directors of the Corporation by the Amended and Restated Certificate of Incorporation, the Board of Directors does hereby provide for the issue of Preferred Shares, $0.01 par value, of the Corporation, to be designated "Preferred Stock", consisting of the entire Twenty-Five Million (25,000,000) Preferred Shares reflected in the Amended and Restated Certificate of Incorporation and to affix the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of the Preferred Stock, and does hereby fix and herein state and express such designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof, as follows:

1. Designation and Amount. The shares shall be designated as "Preferred Stock", par value $0.01 per share.

2. Dividends and Distributions.

The holders of shares of the Preferred Stock shall be entitled to receive Annual Dividends allocated pro rata on a share-by-share basis among all Preferred Stock at the time outstanding. If declared by the Board of Directors, out of annual net income, a non-cumulative 6% annual dividend of six (6) percent shall be paid to the Preferred Stock Holders, calculated at .5% monthly for the number of months the shares have been held by the shareholder.

3. Voting Rights. The holders of shares of Preferred Stock shall have no voting rights:

4. Conversions. The shares of Preferred Stock are convertible into 3 Shares of Class A Common Shares, each Common Share of which shall have 1 Vote. The Board of Directors shall set the conversion notice requirements of the Preferred Stock.

5. Certain Restrictions.

Whenever the annual dividends payable on the Preferred Stock, the Corporation shall not declare or pay dividends on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Stock.

6. Liquidation, Dissolution or Winding Up.

(A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Stock.

7. Consolidation, Merger, Business Combination. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case, the shares of Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to a value determined by the Board of Directors.

8. Redemption or Repurchase. The shares of Preferred Stock shall not be redeemable or repurchased by the Corporation unless approved by the Corporation's Board of Directors.

9. Amendment. The Certificate of Incorporation of the Corporation shall not be further amended in any manner, which would materially alter or change the powers, preference or special rights of the Preferred Stock so as to affect them adversely unless approved by the Corporation's Board of Directors.

10. Fractional Shares. Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Preferred Stock."

Executed this 30th of June 2020.

Ken Tapp, Chief Executive Officer